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                                                                      Exhibit 21


                            Ohio Casualty Corporation
                           Subsidiaries of Registrant
                                December 31, 1997





Name of Subsidiary                                     State of Incorporation


The Ohio Casualty Insurance Company                             Ohio

West American Insurance Company                                Indiana

Ohio Security Insurance Company                                 Ohio

American Fire and Casualty Company                              Ohio

Avomark Insurance Company                                    Indiana

The Ohio Life Insurance Company                                 Ohio

Ocasco Budget, Inc.                                             Ohio



























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